                                                                     EXHIBIT 5.1



                            [LATHAM & WATKINS LETTERHEAD]




                                     October 3, 1997







World Color Press, Inc.
The Mill
340 Pemberwick Road
Greenwich, Connecticut  06831

     Re: POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-3 WORLD COLOR PRESS, INC.
          (RELATING TO FILE NO. 333-35325)

Ladies and Gentlemen:

         In connection with the registration of 6% Convertible Senior Subordinated Notes due 2007 (the "Notes") by World Color Press, Inc., a Delaware corporation (the "Notes"), under the Securities Act of 1933, as amended, on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on September 10, 1997 (File No. 333-35325), as amended (as so amended, the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The Notes will be issued pursuant to an indenture (the "Indenture") between the Company and State Street Bank and Trust Company, as trustee.

         In our capacity as your counsel, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

World Color Press, Inc.
October 3, 1997
Page 2

         We are opining herein as to the effect on the subject transaction only of the federal laws of the United States and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction or, in the case of Delaware, any other laws, as to any matters of municipal law or the laws of any other local agencies within the state.

         Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when executed and delivered by or on behalf of the Company, and authenticated by the Trustee, in accordance with the terms of the Indenture and upon payment therefor as contemplated by the Registration Statement, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

         The opinion rendered in the paragraph above relating to the enforceability of the Notes is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 4.3 of the Indenture; and (iv) we express no opinion with respect to whether acceleration of the Notes may affect the collectibility of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

         To the extent that the obligations of the Company under the Indenture and the Notes may be dependent upon such matters, we assume for purposes of this opinion that: (i) each party to the Indenture is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) each party to the Indenture has full corporate or organizational power and authority to execute, deliver and perform its obligations thereunder; (iii) each party to the Indenture has duly authorized by all necessary corporate action the execution, delivery and performance of the Indenture; and (iv) the Indenture has been, or will be, duly executed and delivered by each party thereto.

         In addition, to the extent that the obligations of the Company under the Indenture and the Notes may be dependent upon such matters, we assume for purposes of this opinion that: (i) the Trustee is duly qualified to engage in the activities contemplated by the Indenture; (ii) the Indenture constitutes the legally valid, binding and enforceable obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (iii) the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and

World Color Press, Inc.
October 3, 1997
Page 3


regulations; and (iv) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

         We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                             Very truly yours,



                             LATHAM & WATKINS